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                                                                       EXHIBIT 8
January 19, 1999


Heritage Financial Corporation
201 5th Avenue, SW
Olympia, WA  98501

Re:  Proposed Merger of Washington Independent Bancshares, Inc.
     with and into Heritage Financial Corporation

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences resulting from the proposed merger of Washington Independent Bancshares, Inc. ("WIB"), a Washington corporation, with and into Heritage Financial Corporation ("Heritage"), a Washington corporation, as set forth and more fully described in the Agreement and Plan of Merger between Heritage and WIB, dated September 28, 1998 (the "Agreement"), including the exhibits attached thereto.

We have acted as special counsel to Heritage with respect to the proposed merger of WIB into Heritage (the "Merger"). In this capacity and for purposes of rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have examined such documents as we have deemed appropriate, including (i) the Agreement, (ii) the Registration Statement on Form S-4 filed by Heritage (the "Registration Statement") pursuant to which Heritage is issuing additional shares of its common stock, no par value, to the stockholders of WIB pursuant to the Merger, which includes the Proxy Statement/Prospectus for the WIB Special Meeting, and
(iii) such additional documents as we have considered relevant. All terms used herein shall, except where the context otherwise indicates, be deemed to have the meanings assigned to such terms in the Agreement and Registration Statement.

In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies are accurate reproductions of the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

In reaching our opinion, we have relied on certain representations made by the management of Heritage and WIB, including the representations, warranties and covenants in the Agreement, and have examined such documents, records and other instruments as we have deemed necessary or appropriate, including, without limitation, the Agreement and the Registration Statement. We have assumed that Heritage and WIB have been previously and will be in the future maintained and operated in
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conformance with the laws of the State of Washington and the United States and the terms of the aforementioned documents.

Heritage is a registered bank holding company organized and existing under the laws of the State of Washington. Heritage has authorized capital stock consisting of 15,000,000 shares of common stock, no par value ("Heritage Common Stock"), of which __________ shares of Heritage Common Stock are issued and outstanding and of which __________ shares of Heritage Common Stock are subject to outstanding options as of _____________, 1998. Heritage has 2,500,000 shares of preferred stock, no par value per share, authorized and none of these preferred shares are issued and outstanding.

WIB is a registered bank holding company organized and existing under the laws of the State of Washington. WIB has authorized capital stock consisting of 10,000,000 shares of common stock, no par value ("WIB Common Stock") and 200,000 shares of preferred stock. No shares of the preferred stock are issued. As of _________, 1998, 1,760,449 shares of WIB Common Stock are issued and outstanding and 75,000 shares of WIB Common Stock are reserved for issuance pursuant to WIB employee stock option plans and/or director stock option plans under which options covering 44,500 shares of WIB Common Stock are outstanding.

Other than as noted above, there are no outstanding securities or obligations which are convertible into shares of stock or options, rights, calls or any other commitments of any nature relating to the unissued shares of Heritage Common Stock or WIB Common Stock.

Subject to the terms and conditions of the Agreement, at the Effective Date of the Merger, the following transactions will be consummated:

1. WIB shall be merged with and into Heritage in accordance with Chapter 23B.11 of the Revised code of Washington, as amended (the "Washington Law"), whereby each share of WIB Common Stock (no par value) issued and outstanding and each vested option to acquire a share of WIB Common Stock, other than shares whose holders have perfected their rights to dissent from the Merger and shares held by Heritage, shall be converted into and exchanged, as described in the Agreement, for shares of newly issued Heritage Common Stock, no par value. Heritage shall survive the Merger and continue to be governed by the laws of the State of Washington. The former stockholders of WIB shall become stockholders of Heritage. No fractional shares of Heritage Common Stock will be issued. The former WIB stockholders entitled to fractional shares of Heritage Common Stock shall be paid cash by Heritage in lieu of any fractional share interest, the value of which shall be equal to the "Pricing Average" as defined in the Agreement. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the Boards of Directors of WIB and Heritage.

2. The Merger is subject to various conditions, including, among others, approval by the holders of record of two-thirds of the
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     outstanding WIB Common Stock at the WIB Special Meeting, approval by all applicable regulatory authorities, and that no more than 5% of the shares of WIB Common Stock outstanding will be surrendered for cash by dissenters.

This opinion is conditioned on the following assumptions and representations being made by management of Heritage and WIB in connection with the Merger transaction at or before the Effective Date:

1. The Merger shall be consummated pursuant to and in accordance with the Agreement which represents the entire understanding of Heritage and WIB with respect to the Merger.

2. The fair market value of newly issued Heritage Common Stock, no par value, and other consideration, if any, to be received by WIB stockholders will be approximately equal to the fair market value of the WIB Common Stock to be surrendered in exchange therefor.

3. After consummation of the Merger transaction, Heritage will continue its historical business in a substantially unchanged manner.

4. The value of the Continuing Proprietary Interest (as defined below), as of the Effective Date of the Merger, will be at least 50% of the value, as of the Effective Date, of the Existing Proprietary Interest (as defined below) of WIB. For purpose of this representation:

  a. The Continuing Proprietary Interest means all of the shares of outstanding WIB Common Stock as of the Effective Date of the Merger, other than shares of WIB Common Stock: (i) exchanged in the Merger for consideration other than Heritage Common Stock (including WIB Common Stock surrendered or exchanged for cash or other property by Dissenters); (ii) acquired in connection with the Merger (other than in exchange for the Heritage Common Stock) by Heritage or by a person related to Heritage (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations); (iii) exchanged in the Merger for Heritage Common Stock that, pursuant to a plan or intention existing as of the Effective Date, is either redeemed by Heritage or acquired (other than in exchange for Heritage Common Stock) by a person related to Heritage (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations); or (iv) acquired prior to the Effective Date and in connection with the Merger by persons related to WIB (within the meaning of Section 1.368-1(e)(3)(i)(B) of the Income Tax Regulations), other than in exchange for Heritage Common Stock or WIB Common Stock. For purposes of this representation, the optional or mandatory redemption of Heritage Common Stock by Heritage pursuant to the terms of the stock will not be treated as undertaken in connection with the Merger if it occurs more than five years after the Merger;
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  b. The Existing Proprietary Interest means: (i) all of the shares of outstanding WIB Common Stock as of the Effective Date of the Merger (including shares acquired prior to the Effective Date and in connection with the Merger by persons related to WIB); (ii) shares of WIB Common Stock redeemed prior to the Effective Date and in connection with the Merger; and
     (iii) the amount of any extraordinary distributions made by WIB with respect to its stock prior to the Effective Date and in connection with the Merger. For purpose of this representation, extraordinary distributions will not include periodic dividends that are consistent with WIB's historic dividend practice;

  c. An acquisition of Heritage Common Stock or of WIB Common Stock by a person acting as an intermediary for Heritage, WIB, or a person related to Heritage or WIB (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations) will be treated as made by Heritage, WIB, or the related person, respectively; and

  d. Any reference to Heritage or WIB includes a reference to any successor or predecessor of such corporation to the extent provided in Section 1.368-1(e)(5) of the Income Tax Regulations.

5. Heritage has no intention or plan to reacquire any of its stock issued in the Merger. To the best of the knowledge of the management of Heritage, no person related to Heritage (within the meaning of Section 1.368-1(e)(3) of the Income Tax Regulations) and no person acting as an intermediary for Heritage or such a related person has a plan or intention to acquire any of the Heritage Common Stock issued in the Merger.

6. Heritage has no plan or intention to sell or otherwise dispose of any of the assets of WIB acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368
     (a)(2)(C) of the Code.

7. WIB stockholders who perfect their rights to dissent from the Merger in accordance with Section 23B.13.010 et seq. of the Washington Law shall be paid the value for shares of WIB Common Stock. The value to be paid shall be determined in accordance with Washington Law.

8. The liabilities of WIB assumed by Heritage and the liabilities to which the transferred assets of WIB are subject were incurred by WIB in the ordinary course of its business.

9. Following the Merger, Heritage will continue the historic business of WIB or use a significant portion of WIB's historic business assets in a business. For purposes of this representation, Heritage will be deemed to satisfy this requirement if (a) the members of Heritage's qualified group (as defined in Section 1.368-1(d)(4)(ii) of the Income Tax Regulations), in the aggregate, continue the historic business of WIB or use a significant portion of WIB's historic business assets in a
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     business, or (b) the foregoing activities are undertaken by a partnership in which (i) the members of Heritage's qualified group, in the aggregate, own at least a 33-1/3% capital and/or profits interest in the partnership, or (ii) one or more members of the qualified group has active and substantial management functions as a partner with respect to the partnership business and the members of the qualified group, in the aggregate, own at least a 20% capital and/or profits interest in the partnership.

10. Each party to the Agreement will pay its own expenses incurred in connection with the Merger, including the cost of soliciting proxies for the WIB Special Meeting and printing costs and expenses incurred in connection with the Proxy Statement/Prospectus, except that Heritage shall pay the filing fees payable in connection with the Registration Statement of which the Proxy Statement/Prospectus forms a part. In the event that the Merger is not consummated for any reason, Heritage and WIB each have agreed to pay the expenses arising from the negotiation and preparation of, and filings and solicitations with respect to, the Agreement and the transactions contemplated by such Agreement.

11. There is no intercorporate indebtedness existing between Heritage or any of its affiliates and WIB or any of its affiliates that was issued, acquired, or will be settled at a discount.

12. Neither Heritage nor WIB is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

13. WIB is not under the jurisdiction of a court in a case under Title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A) of the Code.

14. Both the fair market value and the total adjusted basis of the assets of WIB transferred to Heritage will equal or exceed the sum of the liabilities assumed by Heritage, plus the amount of the liabilities, if any, to which the transferred assets are subject.

15. None of the compensation received by any stockholder-employee of WIB will be separate consideration for, or allocable to, any of his or her shares of WIB Common Stock; none of the shares of Heritage Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

16. The payment of cash to WIB stockholders in lieu of fractional shares of Heritage Common Stock was not separately bargained for consideration and is being made solely for the purpose of saving Heritage the expense and inconvenience of issuing fractional shares.
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17.  WIB has not owned during the past five years, any shares of Heritage Common
     Stock.

Based solely on the information submitted and on the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Heritage and WIB are true and correct at the time of the consummation of the Merger, our opinion is as follows:

1. Provided the proposed Merger of WIB with and into Heritage qualifies as a statutory merger under Washington Law, the Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Heritage and WIB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized to WIB stockholders upon the exchange of WIB Common Stock solely for Heritage Common Stock (Section 354 of the
     Code). We express no opinion on the tax treatment to holders of vested options to acquire shares of WIB Common Stock who receive shares of Heritage Common Stock in exchange for their options.

3. The tax basis of the Heritage Common Stock received by the WIB stockholders will be the same as the basis of the WIB Common Stock surrendered in exchange therefor (Section 358(a)(1) of the Code).

4. The holding period of the Heritage Common Stock received by the stockholders of WIB will include the period during which WIB Common Stock surrendered therefore was held, provided the stock of WIB is a capital asset in the hands of the stockholders of WIB on the date of the exchange (Section 1223(1) of the Code).

5. The payment of cash to WIB stockholders in lieu of fractional share interests of Heritage Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then redeemed by Heritage in payment of and in exchange for the shares, as provided for in Section 302(a) of the Code, depending on the attribution rules of Section 318 of the Code. Assuming a stockholder's stock is a capital asset, a stockholder receiving such cash will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted basis in the fractional share interest.

6. Where a dissenting stockholder of WIB receives cash in exchange for his or her WIB Common Stock, such cash will be treated as having been received by the stockholder as a distribution in redemption of his or her stock subject to the provisions and limitations of Section 302 of the Code.

No opinion is expressed about the tax treatment of the Merger transaction under other provisions of the Code and regulations or about the federal income tax or state income tax treatment of any condition existing at the time of or other tax consequences resulting from the Merger transaction
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that are not specifically covered above. This opinion is addressed only to you and concerns only the transaction described above. This opinion may be relied upon only by you.

We consent to the inclusion of this opinion in the Registration Statement on Form S-4 of Heritage relating to the Merger and the reference to our firm under the caption "Legal Matters" and the caption "Material Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus which is part of the Registration Statement.

Very Truly Yours,

GERRISH & McCREARY, P.C.